Exhibit 10.3

TERM LOAN CREDIT AGREEMENT

among

FORD MOTOR COMPANY,

The Several Lenders from Time to Time Parties Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

Dated as of April 23, 2019

JPMORGAN CHASE BANK, N.A.,

as Bookrunner and Lead Arranger

BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., COMMERZ MARKETS LLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, LLOYDS BANK CORPORATE MARKETS PLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MIZUHO BANK, LTD., MORGAN STANLEY MUFG LOAN PARTNERS LLC, RBC CAPITAL MARKETS, SOCIETE GENERALE, SUMITOMO MITSUI BANKING CORPORATION,

as Bookrunners and Lead Arrangers

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, BNP PARIBAS, CITIBANK, N.A., COMMERZ MARKETS LLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, LLOYDS BANK CORPORATE MARKETS PLC, MIZUHO BANK, LTD., MORGAN STANLEY MUFG LOAN PARTNERS LLC, ROYAL BANK OF CANADA, SOCIETE GENERALE, SUMITOMO MITSUI BANKING CORPORATION,

as Co-Syndication Agents

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

		Page

10.15	Releases of Guarantees	51
10.16	Confidentiality	51
10.17	WAIVERS OF JURY TRIAL	52
10.18	USA Patriot Act	52
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	52

SCHEDULES:

1.1A	Commitments
1.1B	Principal Trade Names
1.1C	Pricing Grid
1.1D	Initial Subsidiary Guarantors

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Note
D	Form of New Guarantee
E-1	Form of Legal Opinion of Davis Polk & Wardwell LLP
E-2	Form of Legal Opinion of In-House Counsel
F	Form of Effective Date Certificate

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of April 23, 2019 among FORD MOTOR COMPANY, a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.                 DEFINITIONS

1.1                            Defined Terms.   As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2018 10-K”:  as defined in Section 4.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for a one-month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the avoidance of doubt, for purposes of calculating ABR, the Eurocurrency Rate for any day shall be the Eurocurrency Screen Rate as of 11:00 A.M., London time, on such day.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Additional Subsidiary Guarantor”: each Domestic Subsidiary of the Company (other than any Excluded Subsidiary) (a) that has Consolidated Total Assets with a Net Book Value in excess of $500,000,000 and (b) with respect to which the Company or any Subsidiary Guarantor directly or indirectly owns 80% or more of the Capital Stock or Voting Stock of such Subsidiary and the remaining Capital Stock of which is not publicly held.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Agreement”:  as defined in the preamble hereto.

“Applicable Lending Office”:  for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Loans or ABR Loans, as applicable, as notified to the Administrative Agent and the Company or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 2.16, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Company.

“Applicable Margin”:  the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Approved Fund”:  as defined in Section 10.6(b).

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A.

“Attributable Debt”:  as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate of 9.5% per annum) required to be paid by such person under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Availability Period”: the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Available Liquidity”:  as of any date of determination, the sum of (a) the Total Available Revolving Commitments (as defined in the Existing Credit Agreement) (including any unused commitment under any Incremental Revolving Facility (as defined in the Existing Credit Agreement) or any Permitted Additional Senior Facility) plus (b) “automotive gross cash” reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC (excluding such amounts held or owned by Foreign Subsidiaries).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”:  the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Law”:  each of the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”:  any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Date”:  any Business Day specified by the Company as a date on which the Company requests the Lenders to make Loans hereunder.

“Business Day”:  any day other than a Saturday, Sunday or other day on which banks in New York City are permitted to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London Interbank market.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Tax Law”:  as defined in Section 2.14.

“Change of Control”:  the occurrence of either (a) more than 50% of the Voting Stock of the Company being held by a Person or Persons (other than Permitted Holders) who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of the Company within the meaning of Section 13(d)(3) of the Exchange Act or (b) Continuing Directors ceasing to constitute at least a majority of the board of directors of the Company.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender to make a Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto.

“Commitment Fee Rate”:  the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Commitment Termination Date”: 11:59 p.m., New York City time, on December 31, 2019.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is part of a group that includes the Company and that is treated as a single employer under section 414(b) or (c) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit

Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.14(g) or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Total Assets”:  at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries.

“Consolidated Total Automotive Assets”:  at any date, the consolidated total automotive assets of the Company and its consolidated Subsidiaries as of the most recent consolidated financial statements of the Company delivered pursuant to Section 6.1.

“Consolidated Net Tangible Automotive Assets”:  the sum of (a) the aggregate amount of the Company’s automotive assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, plus (b) the Company’s equity in the net assets of its financial services subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case as set forth in the most recent financial statements the Company and its consolidated Subsidiaries delivered pursuant to Section 6.1 prepared in accordance with GAAP.

“Continuing Director”:  at any date, an individual (a) who is a member of the board of directors of the Company on the Effective Date, (b) who has been elected as a member of such board of directors with a majority of the total votes of Permitted Holders that were cast in such election voted in favor of such member or (c) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt”: as defined in Section 7.5.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  at any time, a Lender (i) that has defaulted in its obligation to make Loans hereunder, (ii) that has, or the Parent Company of which has, notified the Administrative Agent or the Company, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) that has, for three or more Business Days, failed to confirm in writing to the Company, in response to a written request of the Company after the Company has a reasonable basis to believe such Lender will not comply with its funding obligations hereunder, that it will comply with its funding obligations hereunder, (iv) with respect to which a Lender Insolvency Event has occurred and is continuing or (v) that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Disposition”:  with respect to any property, any sale, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  the lawful money of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived in accordance with Section 10.1), which date is April 23, 2019.

“Environmental Laws”:  any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate”: with respect to any Eurocurrency Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (provided, that the Administrative Agent shall have generally selected such page for similarly situated borrowers)) (in each case, the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Eurocurrency Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurocurrency Screen Rate shall not be available at such time for any Impacted Interest Period then the Eurocurrency Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D).  Such reserve percentages shall include those imposed under Regulation D.  Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.  Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurocurrency Screen Rate”:  as defined in the definition of the term “Eurocurrency Base Rate”.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities and Exchange Act of 1934, as amended.

“Excluded Subsidiary”:  collectively (a) FMCC and each Subsidiary thereof, (b) Ford Motor Land Development Corporation, a Delaware corporation, and each Subsidiary thereof, (c) any Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) subject to Section 6.7(c), any Subsidiary that is a bona fide joint venture and (f) any Foreign Subsidiary Holding Company.

“Existing Credit Agreement”: the Credit Agreement, dated as of December 15, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among the Company, the subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions and entities from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Banco Bradesco S.A., as Brazilian administrative agent, and JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as RMB administrative agent.

“Existing Credit Agreement Closing Date”: December 15, 2006.

“Existing Notes”:  the senior unsecured notes of the Company issued pursuant to the Existing Notes Indentures.

“Existing Notes Indentures”:  collectively, (a) the Indenture, dated as of February 15, 1992, between the Company and The Bank of New York, as trustee, and (b) the Indenture, dated as of

January 30, 2002, between the Company and The Bank of New York (as successor trustee to JPMorgan Chase Bank), as trustee.

“Facility”:  the Commitments and the extensions of credit made thereunder.

“FATCA”:

(a)                               sections 1471 to 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any associated regulations or other official guidance;

(b)                              any applicable treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                               any applicable agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the 15th day of each March, June, September and December (or, if any such day is not a Business Day, the next succeeding Business Day) and (b) the last day of the final Fee Payment Period.

“Fee Payment Period”:  initially the period from and including the 30th day after the Effective Date to but excluding the initial Fee Payment Date, and thereafter each period commencing on and including a Fee Payment Date to but excluding the succeeding Fee Payment Date (except that the final Fee Payment Period shall end on the Commitment Termination Date).

“Fitch”:  Fitch Investors Service, L.P. and its successors.

“FMCC”:  Ford Motor Credit Company LLC, a Delaware limited liability company.

“Foreign Subsidiary”:  any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”:  a Subsidiary substantially all of the Net Book Value of whose assets consists of Capital Stock of Foreign Subsidiaries.

“Funded Debt”:  all Debt having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower thereof.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Guarantee Obligation”:  as to any Person, any obligation of such Person guaranteeing any Indebtedness of any other Person.

“Guarantee Reinstatement Date”:  the first date following the Effective Date or any Guarantee Release Date on which the Index Debt fails to maintain at least two of the following three ratings: at least Baa3 by Moody’s, at least BBB- by Fitch and/or at least BBB- by S&P.

“Guarantee Release Date”:  the first date following any Guarantee Reinstatement Date on which the Index Debt has at least two of the following three ratings: at least Baa3 by Moody’s, at least BBB- by Fitch and/or at least BBB- by S&P.

“IBA”: as defined in Section 1.3.

“Impacted Interest Period”:  at any time, any Interest Period for which the Eurocurrency Screen Rate is not available at such time.

“Indebtedness”:  of any Person at any date, all indebtedness of such Person for borrowed money.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Index Debt”:  senior, unsecured, long-term Indebtedness of the Company.

“Initial Subsidiary Guarantor”:  each Subsidiary listed on Schedule 1.1D.

“Insolvency Proceeding”: each of the following, in each case with respect to the Company or any other Loan Party or any property or Indebtedness of the Company or any other Loan

Party: (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official and (b) any general assignment for the benefit of creditors.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the 15th day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)                                                                           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)                                                                            the Company may not select an Interest Period that would extend beyond the Maturity Date then in effect; and

(C)                                                                            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”:  at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available) that is shorter than the Impacted Interest

Period and (b) the Eurocurrency Screen Rate for the shortest period (for which the Eurocurrency Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Judgment Currency”:  as defined in Section 10.13.

“Lender Insolvency Event”: with respect to any Lender, that such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.  For the avoidance of doubt, a Lender that participates in a government support program will not be considered to be the subject of a proceeding of the types described in this definition solely by reason of its participation in such government support program.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, lien, security interest, charge, statutory deemed trust, conditional sale or other title retention agreement or other similar encumbrance.

“Loan”:  any loan made by any Lender pursuant to this Agreement and the other Loan Documents.

“Loan Documents”: (i) this Agreement and the Notes, (ii) during any New Guarantee Period, the New Guarantee and (iii) any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  the Company and any New Guarantor.

“Manufacturing Subsidiary”:  a Subsidiary of the Company which owns or leases a Principal Domestic Manufacturing Property.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity and enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Maturity Date”: as to any Lender, December 31, 2022.

“Moody’s”:  Moody’s Investors Service, Inc. and its successors.

“Net Book Value”:  with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any specific reserves attributable thereto.

“New Guarantee”: a Guarantee Agreement to be executed and delivered by (a) each Principal Domestic Subsidiary and (b) each Initial Subsidiary Guarantor that is then a Domestic Subsidiary and not a Foreign Subsidiary Holding Company, pursuant to Section 6.7(a) upon the occurrence of a Guarantee Reinstatement Date, substantially in the form of Exhibit D.

“New Guarantee Period”: a period from and including the 30th day after any Guarantee Reinstatement Date to but excluding the following Guarantee Release Date, if any.

“New Guarantee Requirement Period”: a period from and including any Guarantee Reinstatement Date to but excluding the following Guarantee Release Date, if any.

“New Guarantor”: at any time, a Subsidiary that is a party to a New Guarantee at such time.

“Non-Excluded Taxes”:  as defined in Section 2.14(a).

“Non-U.S. Lender”:  as defined in Section 2.14(d).

“Note”:  as defined in Section 2.12(g).

“Notice of Acceleration”: either (i) a notice delivered by the Administrative Agent to the Company pursuant to clause (B) of Section 8 or (ii) the occurrence and continuation of an Event of Default under clause (A) of Section 8.

“Obligations”:  collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Post-Petition Interest) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).

“OFAC”:  as defined in Section 4.13.

“Original Currency”:  as defined in Section 10.13.

“Other Taxes”:  any and all present or future stamp or documentary taxes and any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount”:  (a) with respect to Indebtedness, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof plus the aggregate unreimbursed drawn amount thereof, (c) with respect to hedging obligations, the aggregate amount recorded by the Company or any Subsidiary as its termination liability thereunder, (d) with respect to cash management obligations or guarantees, the aggregate maximum amount thereof (i) that the relevant cash management provider is entitled to assert as such as agreed from time to time by the Company or any Subsidiary and such provider or (ii) the principal amount of the Indebtedness being guaranteed or, if less, the maximum amount of such guarantee set forth in the relevant guarantee and (e) with respect to any other obligations, the aggregate outstanding amount thereof.

“Parent Company”:  with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Additional Senior Facilities”: additional revolving credit facilities of (or guaranteed by) the Company and any Indebtedness incurred (or other extensions of credit made) thereunder satisfying the conditions set forth in Section 2.32 of the Existing Credit Agreement with respect to the establishment of an Incremental Revolving Facility (as defined in the Existing Credit Agreement); provided that (a) a certificate of a Responsible Officer of the Company is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the establishment of such facility, together with a description of the material terms and conditions thereof or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement and such terms and conditions shall be deemed to satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (b) such facility is established pursuant to a separate agreement or instrument with the lenders thereof.

“Permitted Holders”:  holders of the Company’s Class B Stock on the Effective Date and other holders of such Capital Stock from time to time; provided that such holders satisfy the qualifications set forth in clauses (i) through (vii) of subsection 2.2 of Article Fourth of the Company’s Restated Certificate of Incorporation as in effect on the Existing Credit Agreement Closing Date.

“Permitted Liens”:

(a)                                                                                         Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP;

(b)                                                                                        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business;

(c)                                                                                         permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(d)                                                                                        leases, licenses, subleases or sublicenses of assets (including, without limitation, real property and intellectual property rights) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole and licenses of trademarks and intellectual property rights in the ordinary course of business;

(e)                                                                                         pledges or deposits made in the ordinary course of business or statutory Liens imposed in connection with worker’s compensation, unemployment insurance or other types of social security or pension benefits or Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f)                                                                                          Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments;

(g)                                                                                         purchase money Liens on property (other than shares of Capital Stock or Indebtedness) existing at the time of acquisition (including acquisition through amalgamation, merger or consolidation) or to secure the payment of any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof or to secure Indebtedness provided, or guaranteed, by a Governmental Authority to finance research and development, limited in each case to the property purchased (or developed) with the proceeds thereof;

(h)                                                                                        Liens in existence on the Existing Credit Agreement Closing Date; provided that no such Lien is spread to cover any additional property after the Existing Credit Agreement Closing Date and that the amount of Indebtedness secured thereby is not increased (except as otherwise permitted by this Agreement);

(i)                                                                                            Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

(j)                                                                                            Liens on property at the time the Company or a Subsidiary acquires the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

(k)                                                                                        any Lien securing the renewal, refinancing, replacing, refunding, amendment, extension or modification, as a whole or in part, of any indebtedness secured by any Lien permitted by clause (g), (h), (i), (j), (o) and (x) of this definition or this paragraph (k) without any change in the assets subject to such Lien

(l)                                                                                            any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;

(m)                                                                                    any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(n)                                                                                        Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;

(o)                                                                                        [Reserved];

(p)                                                                                        [Reserved];

(q)                                                                                        Liens in favor of lessors pursuant to sale and leaseback transactions to the extent the Disposition of the assets subject to any such sale and leaseback transaction is permitted under this Agreement;

(r)                                                                                           Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Subsidiary Guarantor;

(s)                                                                                          Liens under industrial revenue, municipal or similar bonds;

(t)                                                                                            Liens on securities accounts (other than Liens to secure Indebtedness);

(u)                                                                                        statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any of its Subsidiaries under Environmental Laws to which any assets of the Company or any such Subsidiaries are subject;

(v)                                                                                        a Lien granted by the Company or any of its Subsidiaries to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;

(w)                                                                                     servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of the Company consisting of real property, provided same are complied with; and

(x)                                                                                        Liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of the Company or any Subsidiary Guarantor; provided that the Outstanding Amount of all such obligations and liabilities shall not exceed, at any time, 7.5% of Consolidated Net Tangible Automotive Assets at such time.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee pension benefit plan (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”:  29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Petition Interest”:  all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“Pricing Grid”:  as set forth on Schedule 1.1C.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to borrowers).

“Principal Domestic Manufacturing Property”:  any plant in the United States owned or leased by the Company or any Subsidiary of the Company, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 0.5% of Consolidated Net Automotive Tangible Assets and more than 75% of the total production measured by value (as determined by any two of the following: the Chairman of the Board of the Company, its President, any Executive Vice President of the Company, any Group Vice President of the Company, any Vice President of the Company, its Treasurer or its Controller) of which in the last fiscal year prior to said date (or such lesser period prior thereto as the plant shall have been in operation) consisted of one or more of the following: cars or trucks or related parts and accessories or materials for any of the foregoing. In the case of a plant not yet in operation or of a plant newly converted to the production of a different item or items, the total production of such plant and the composition of such production for purposes of this definition shall be deemed to be the Company’s best estimate (determined as aforesaid) of what the actual total production of such plant and the composition of such production will be in the 12 months following the date as of which the determination is being made.

“Principal Domestic Subsidiary”:  a Domestic Subsidiary of the Company (other than any Excluded Subsidiary) (a) that has Consolidated Total Assets with a Net Book Value in excess of $500,000,000 as of the most recent audited annual financial statements delivered pursuant to Section 6.1 and (b) with respect to which the Company directly or indirectly owns 80% or more of the Capital Stock or Voting Stock of such Domestic Subsidiary and the remaining Capital Stock of which is not publicly held.

“Principal Trade Names”:  each of the trademarks listed under the heading “Principal Trade Names” on Schedule 1.1B and all other Trademarks consisting of or containing any of the trademarks listed under the heading “Principal Trade Names” on Schedule 1.1B or any variation or simulation thereof.

“PTE”:  a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Required Lenders”:  at any time, Lenders having Commitments and Loans representing more than 50% of the sum of the total Commitments and the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Requirements of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, assistant treasurer or, for purposes of Section 6.6 only, the secretary of the Company.

“S&P”:  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sale and Leaseback Transaction”:  as defined in Section 7.6.

“Sanctioned Country”:  as defined in Section 4.13.

“SDN List”: as defined in Section 4.13.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Significant Guarantor”:  on any date of determination, each Subsidiary Guarantor (a) whose total assets at the last day of the four fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 were equal to or greater than 10% of the sum of (i) the Consolidated Total Automotive Assets at such date plus (ii) the equity value of the Capital Stock of FMCC owned, directly or indirectly, by the Company as reflected in the most recent financial statements of FMCC filed with the SEC or (b) for the purpose of any particular representation, covenant or default in this Agreement, that, when combined with each other Subsidiary Guarantor that has breached such representation or covenant or is the subject of such default, would constitute a Significant Guarantor under the foregoing clause (a).

“Significant New Guarantor”:  on any date of determination, each New Guarantor (a) whose total assets at the last day of the four fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 were equal to or greater than 10% of the sum of (i) the Consolidated Total Automotive Assets at such date plus (ii) the equity value of the Capital Stock of FMCC owned, directly or indirectly, by the Company as reflected in the most recent financial statements of FMCC filed with the SEC or (b) for the purpose of any particular representation, covenant or default in this Agreement, that, when combined with each other New Guarantor that has breached such representation or covenant or is the subject of such default, would constitute a Significant New Guarantor under the foregoing clause (a).

“Subsidiary”:  with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the Voting Stock is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor”:  each Initial Subsidiary Guarantor, each Additional Subsidiary Guarantor and each New Guarantor and each other Subsidiary (including any joint venture), in each case, that becomes a party to the New Guarantee after the Effective Date pursuant to Section 6.7 or otherwise.

“Syndication Agents”:  as listed on the cover hereto.

“Taxes”: any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments.

“Trademark”:  trademarks, trade names, business names, trade styles, service marks, logos and other source or business identifiers, and in each case, all goodwill associated therewith, and all registrations and recordations thereof and all rights to obtain such renewals and extensions.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UCC”:  the Uniform Commercial Code.

“United States” or “U.S.”:  the United States of America.

“USA Patriot Act”: as defined in Section 10.18.

“Voting Stock”:  with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                            Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                              As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) references to any Person shall include its successors and assigns.

(c)                                                                                         The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement (or the Schedules and Exhibits hereto), and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                                                                        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3                            Interest Rates; Eurocurrency Notification .  The interest rate on Eurocurrency Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify a new or alternative rate of interest.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.12(c) of this Agreement, such Section 2.12(c) provides a mechanism for determining an alternate rate of interest.  The Administrative Agent will notify the Company, pursuant to Section 2.12, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.12(c), will be similar to, or produce the same value or economic equivalence of the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2.                 AMOUNT AND TERMS OF COMMITMENTS

2.1                            Commitments .  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make Loans in Dollars not to exceed the amount of such Lender’s Commitments to the Company from time to time during the Availability Period.  Amounts repaid or prepaid in respect of Loans may not be reborrowed. The Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b)                              The Company shall repay all outstanding Loans of a Lender on the Maturity Date for such Lender.

2.2                            Procedure for Loan Borrowing.  The Company may borrow the Commitments during the Availability Period on any Business Day, provided that the Company shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) 12:00 Noon, New York City time, on the date of the proposed borrowing, in the case of ABR Loans, specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective lengths of the initial Interest Period(s) therefor.  If no election as to the Type of a Loan is specified in any such notice, then the requested borrowing shall be an ABR Loan.  If no Interest Period with respect to any Eurocurrency Loan is specified in any such notice, then the

Company shall be deemed to have selected an Interest Period of one month’s duration.  Each borrowing shall be in an amount equal to $500,000,000 (or, if the then aggregate Commitments are less than $500,000,000, such lesser amount) or a whole multiple of $10,000,000 in excess thereof (for the avoidance of doubt, the Company shall not be entitled to request more than three (3) borrowings hereunder). Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender of such notice.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office or such other account as the Company may specify to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                            [Reserved].

2.4                            Fees, etc.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the initial Fee Payment Period (or such later date as such Lender shall become a Lender hereunder) to the Commitment Termination Date, computed at the Commitment Fee Rate on the average daily amount of the unused Commitments of such Lender, payable in arrears on each Fee Payment Date, commencing on the first such date to occur after the first day of the initial Fee Payment Period.

(b)                                                                              The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.5                            Termination or Reduction of Commitments.

(a)                                                                               Mandatory. The Commitment of each Lender shall be automatically and permanently reduced (x) by the aggregate principal amount of Loans made by such Lender pursuant to Section 2.1(a) upon the funding of the applicable Loans and (y) if not earlier so reduced, to $0 on the Commitment Termination Date after giving effect to the funding (if any) of Loans to be made on such date.

(b)                                                                              Voluntary. The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments.  Any such reduction shall be in an amount equal to $250,000,000, or a whole multiple of $25,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect.  Each notice delivered by the Company pursuant to this Section 2.5 shall be irrevocable; provided, that a notice to terminate any Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in which case, such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Company’s obligation to indemnify any Lender in accordance with Section 2.14(g) for any loss or expense sustained or incurred as a consequence thereof.

2.6                            Optional Prepayments.  The Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, on the day of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.14(g); provided, further, that such notice to prepay the Loans delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in which case such notice may be revoked by the Company (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Notwithstanding the foregoing, the revocation of a prepayment notice shall not affect the Company’s obligation to indemnify any Lender in accordance with Section 2.14(g) for any loss or expense sustained or incurred as a consequence thereof.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an integral multiple of $1,000,000 and no less than $25,000,000.

2.7                            Conversion and Continuation Options.  (a)  The Company may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans that is not made on the last day of an Interest Period with respect thereto shall be subject to Section 2.14(g).  The Company may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender and the Company.

(b)                                                                              Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period(s) to be applicable to such Loans; provided that no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations (and the Administrative Agent shall notify the Company within a reasonable amount of time of any such determination); and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph such Loan shall be automatically continued as a Eurocurrency Loan or an ABR Loan, as applicable, on the last day of such then expiring Interest Period and, in the case of any Eurocurrency Loan, shall have an Interest Period of the same duration as such expiring Interest Period.  Upon receipt of any such notice (or any such automatic continuation), the Administrative Agent shall promptly notify each Lender and the Company.

2.8                            Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than 30 Eurocurrency Tranches shall be outstanding at any one time.

2.9                            Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin.

(b)                                                                              Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                                                               (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or any fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                                                              Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10                    Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                                                              Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11                    Inability to Determine Interest Rate; Illegality.  (a)  If prior to the first day of any Interest Period:

(i)                                                                             the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate (including because the Eurocurrency Screen Rate is not available or published on a current basis) for such Interest Period, or

(ii)                                                                         the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

(iii)                                                                     the Administrative Agent determines (which determination shall be conclusive and binding upon the Company) that deposits in Dollars are not generally available in the applicable market;

the Administrative Agent shall give telecopy or telephonic notice (followed promptly by written notice) thereof to the Company and the Lenders as soon as practicable thereafter.  If such notice is given pursuant to clause (i) or (ii) of this Section 2.11(a) in respect of Eurocurrency Loans, then (1) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (2) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (3) any outstanding Eurocurrency Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.

(b)                                                                              If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall give notice thereof to the Administrative Agent and the Company describing the relevant provisions of such Requirement of Law (and, if the Company shall so request, provide the Company with a memorandum or opinion of counsel of recognized standing (as selected by such Lender) as to such illegality), following which, in the case of Eurocurrency Loans, (A) the commitment of such Lender hereunder to make Eurocurrency Loans, continue such Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall forthwith be cancelled and (B) such Lender’s outstanding Eurocurrency Loans shall be converted automatically on the last day of the then current Interest Periods with respect to such Loans (or within such earlier period as shall be required by law) to ABR Loans.  If any such conversion or prepayment of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

(c)                                                                               If at any time the Company notifies the Administrative Agent that the Company has determined or the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Eurocurrency Screen Rate has made a public statement that the administrator of the Eurocurrency Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Eurocurrency Screen Rate), (x) the administrator of the Eurocurrency Screen Rate has made a public statement identifying a specific date after which the Eurocurrency Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurocurrency Screen Rate), (y) the supervisor for the administrator of the Eurocurrency Screen Rate has made a public statement identifying a specific date after which the Eurocurrency Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Eurocurrency Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate (which, for the avoidance of doubt, may include a positive or negative adjustment that may enable the parties hereto to mitigate some of the differences between the Eurocurrency Rate and the alternate rate of interest) that gives due consideration to the then prevailing market convention and/or any selection or recommendation by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, in each case, for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a change in the

Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such proposed amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.12(c), only to the extent the Eurocurrency Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any interest election request pursuant to Section 2.8 that requests the conversion of any Loan to, or continuation of any Loan as, a Eurocurrency Loan shall be ineffective and (y) if any request for a Loan pursuant to Section 2.2 constitutes a request for a Eurocurrency Loan, such Loan shall be made as an ABR Loan.

2.12                    Pro Rata Treatment and Payments; Evidence of Debt.  (a)  Each borrowing of Loans by the Company from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Loans and Commitments of the Lenders except to the extent required or permitted pursuant to Section 2.17.

(b)                                                                              Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders, except to the extent required or permitted pursuant to Section 2.17.

(c)                                                                               All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                                                              Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such

Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Company.

(e)                                                                               Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Company hereunder that the Company will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Company is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Company within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Company.

(f)                                                                                Notwithstanding anything to the contrary in this Section 2.12, while a Notice of Acceleration is in effect, all payments and distributions by the Administrative Agent on account of Obligations shall be applied (except as otherwise agreed to by the Administrative Agent and the Required Lenders and, in the case of clause (vi), the Company) in the following order:

(i)                                  first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(ii)                              second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

(iii)                          third, to pay interest then due and payable in respect of all Obligations;

(iv)                          fourth, to pay or prepay principal payments  for all Obligations;

(v)                              fifth, to pay all other Obligations; and

(vi)                          sixth, as directed by the Company.

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations set forth in any of clauses (i) through (v) above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s, each Lender’s interest in the aggregate outstanding Obligations described in such clauses.

(g)                                                                               The Company agrees that, upon the request to the Administrative Agent by any Lender, the Company will promptly execute and deliver to such Lender a promissory note of the Company evidencing any Loans of such Lender, substantially in the forms of Exhibit C (a “Note”), with appropriate insertions as to date and principal amount.

2.13                    Requirements of Law.  Except with respect to Taxes, which shall be governed exclusively by Section 2.14 of this Agreement:

(a)                                                                               If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:

(i)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(ii)                              shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall pay such Lender, within 15 Business Days of receipt of notice from the relevant Lender as described below, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (including a reasonably detailed calculation of such amounts).

(b)                                                                              If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 Business Days after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor (together with a reasonably detailed description and calculation of such amounts), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                                                               A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14                    Taxes. (a)  All payments made by the Company under this Agreement  shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any branch profit taxes imposed by the United States or any similar tax imposed by any other Governmental Authority.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the Company (as applicable) shall make such deductions and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable laws and (ii) the amounts so payable to the Administrative Agent or such Lender hereunder shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes except to the extent that any change in applicable law, treaty or governmental rule, regulation or governmental authorization after the time such Lender (including any new or successor Administrative Agent) becomes a party to this Agreement (“Change in Tax Law”), shall result in an increase in the rate of any deduction, withholding or payment from that in effect at the time such Lender becomes a party to this Agreement, in respect of payments to such Lender hereunder, but only to the extent of such increase.  Notwithstanding anything to the contrary herein, the Company shall not be required to increase any amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes that are attributable to such Person’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.14 except as such failure relates to a Change in Tax Law rendering such Person legally unable to comply or (ii) are Taxes imposed under FATCA.

(b)                                                                              In addition, the Company shall pay any Other Taxes over to the relevant Governmental Authority in accordance with applicable law.

(c)                                                                               Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof.  If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, additions to tax, expenses or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure; provided, however, no such indemnification obligation shall arise if the failure to pay any Non-Excluded Taxes when due arose solely from or was caused solely by, directly or indirectly, any breach of any representation or covenant in this Agreement by the applicable Lender or the Administrative Agent.  The indemnification payment under this Section 2.14(c) shall be made within 30 days after the date the Administrative Agent or such Lender (as the case may be) makes a written demand therefor (together with a reasonably detailed calculation of such amounts).

(d)                                                                              Each Lender (or Transferee) (i) that is not a “U.S. person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of a Form W-8BEN, Form W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents and (ii) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9.  Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  Thereafter, each Lender shall, to the extent it is legally able to do so, deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Company.  In the event of a Change in Tax Law, each Lender shall deliver all such forms that it is legally able to deliver, including any form claiming a reduced rate of U.S. federal withholding tax on payments by the Company under this Agreement and any other Loan Document.  Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (and any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii)                              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent on or before the Effective Date, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(e)                                                                               If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent, such Transferee or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to (i) interfere with the right of the Administrative Agent, any Transferee or any Lender to arrange its tax affairs in whatever manner it sees fit, (ii) obligate the Administrative Agent, any Transferee or any Lender to claim any tax refund, (iii) require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes or any computation in respect thereof which it deems in its sole discretion to be confidential) to the Company or any other Person, or (iv) require the Administrative Agent, any Transferee or any Lender to do anything that would in its sole discretion prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f)                                                                                Each Assignee shall be bound by this Section 2.14.

(g)                                                                               The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15                    Indemnity.  The Company agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment of or conversion from Eurocurrency Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurocurrency Loans (or the conversion of a Eurocurrency Loan into a Loan of a different Type) on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Eurocurrency Loan other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.17.  Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank market.  A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender (together with a reasonably detailed calculation of such amounts) shall be conclusive in the absence of manifest error and shall be payable within 30 days of receipt of any such notice.  The agreements in this Section 2.14(g) shall survive the termination of this Agreement and the payment of the Loans hereunder.

2.16                    Change of Applicable Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Company, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans affected by such event with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the commercially reasonable judgment of such Lender, do not cause such Lender and its lending office(s) to suffer any material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

2.17                    Replacement/Termination of Lenders.  (a) The Company shall be permitted to replace with a replacement financial institution or terminate the Commitments and repay any outstanding Loans of any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) or (ii) fails to give its consent for any amendment or waiver requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which Lenders holding at least 66 2/3% of the Loans and/or Commitments required for such vote have consented; provided that (A) no Event of Default shall have occurred and be continuing at the time of such replacement, (B) the replacement financial institution or the Company, as applicable, shall purchase or repay, at par plus accrued interest and accrued fees thereon, all Loans owing to such replaced or terminated Lender on or prior to the date of replacement or termination, (C) the Company shall be liable to such replaced or terminated Lender under Section  2.14(g) if any Eurocurrency Loan owing to such replaced Lender shall be purchased or repaid other than on the last day of the Interest Period relating thereto, (D) any replacement financial institution, if not a Lender, shall be reasonably satisfactory to the Administrative Agent, (E) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (F) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be and (G) any such replacement, termination and/or repayment shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                                                              (i) The unfunded amount of the Commitments of any Lender that becomes a Defaulting Lender shall be automatically terminated (and the commitment fees payable thereon pursuant to Section 2.4(a) shall cease to accrue) on the date that is 30 days after such Lender becomes a Defaulting Lender, unless the Company has waived the termination of all of such Commitments, or any part of such Commitments to the extent such Defaulting Lender has sold participations therein pursuant to Section 10.6(c), in each case prior to such date (such date of termination, the “Termination Date”), and (ii) any funded amount of the Commitments of any Lender that becomes a Defaulting Lender shall be terminated and repaid on the Termination Date or from time to time as the Company determines to repay the outstanding Loans of such Defaulting Lender, which it shall be permitted to do on a non-pro rata basis, notwithstanding Section 2.12.  In the case of either clause (i) or (ii), the Company may, at its option, replace, in whole or in part, any such Lender with one or more replacement financial institutions (which agree to act as such) with aggregate Commitments not to exceed the Commitment that was terminated; provided that (A) if such Lender is being replaced or terminated pursuant to clause (ii) of this Section 2.17(b), the replacement financial institution or the Company, as applicable, shall purchase or repay, at par plus accrued interest and accrued fees thereon, those Loans owing to such replaced or terminated Lender that the Company elects to purchase or repay (or cause to be purchased or repaid, as applicable) on the date of such replacement or termination, and the Company shall be liable to such replaced or terminated Lender under Section 2.14(g) if any Eurocurrency Loan owing to such replaced Lender shall be purchased or repaid other than on the last day of the Interest Period relating thereto, (B) any replacement financial institution, if not a Lender, shall be reasonably satisfactory to the  Administrative Agent, (C) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (D) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (E) any such replacement, termination and/or repayment shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.                 [RESERVED].

SECTION 4.                 REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to each Lender that:

4.1                            Financial Condition.  The consolidated financial statements of the Company included in its Annual Report on Form 10-K, for the twelve-month period ended December 31, 2018 (the “2018 10-K”), as amended on or before the Effective Date and filed with the SEC, present fairly, in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries as of, and for, the twelve-month period ended on December 31, 2018; provided that the foregoing representation shall not be deemed to have been materially incorrect if, in the event of a subsequent restatement of such financial statements, the changes reflected in such restatement(s) are not materially adverse to the rights and interests of the Lenders under the Loan Documents (taking into account the creditworthiness of the Company and its Subsidiaries, taken as a whole, at such time).

4.2                            No Change.  Between the date of filing with the SEC of the 2018 10-K and the Effective Date, there has been no development or event which has had a Material Adverse Effect.

4.3                            Existence. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to conduct the business in which it is engaged and (c) is duly qualified and in good standing in each jurisdiction where it is required to be so qualified and in good standing, except to the extent all failures with respect to the foregoing clauses (a), (b) and (c) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                            Power; Authorization; Enforceable Obligations.  Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance thereof and has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                            No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party, except to the extent all such violations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6                            Litigation.  Except as set forth, or contemplated, in the 2018 10-K, no litigation, investigation, proceeding or arbitration is pending, or to the best of the Company’s knowledge, is threatened against the Company or any Significant Guarantor as of the Effective Date that could reasonably be expected to have a Material Adverse Effect.

4.7                            No Default.  As of the Effective Date, neither the Company nor any Significant Guarantor is in default under any of its material Contractual Obligations, except where such default could not reasonably be expected to have a Material Adverse Effect.

4.8                            Intellectual Property.  As of the Effective Date, the Company and each Initial Subsidiary Guarantor own, or are licensed to use, all Intellectual Property necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or be licensed could not reasonably be expected to have a Material Adverse Effect.

4.9                            Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulation T, U or X of the Board.

4.10                    ERISA.  Each Plan, the Company and its Subsidiaries are in compliance with all material provisions of ERISA and all material applicable provisions of the Code, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11                    Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.12                    Initial Subsidiary Guarantors.  As of the Effective Date, the information set forth on Schedule 1.1D is true and correct in all material respects.

4.13                    Sanctions.  The Company has implemented and maintains in effect corporate policies reasonably designed to promote compliance by the Company, its Subsidiaries and their respective employees with applicable laws administered by and regulations promulgated or issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).  Neither the Company nor any of its Subsidiaries is included on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by OFAC or has a physical place of business, or is organized or resident, in Crimea, Cuba, Iran, North Korea, Sudan, or Syria.  The Company will not knowingly use the proceeds of the Loans, directly or indirectly, to fund any activities or business (i) of or with any individual or entity that is included on the SDN List or (ii) in, or with the government of, any country that is the subject of comprehensive territorial sanctions administered by OFAC (a “Sanctioned Country”), except in the case of (i) or (ii), to the extent licensed or otherwise authorized under U.S. law.  Notwithstanding the foregoing, if any country, region, or territory, including Crimea, Cuba, Iran, North Korea, Sudan, or Syria, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section 4.13 shall no longer apply with respect to that country, region, or territory.

4.14                    Environmental Laws.  The Company is in compliance in all material respects with all applicable Environmental Laws, except to the extent failure to comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.                 CONDITIONS PRECEDENT

5.1                            Conditions to Effectiveness.  This Agreement shall be effective upon the following conditions having been satisfied or waived in accordance with Section 10.1:

(a)                               Credit Agreement.  The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.1A.

(b)                              Fees.  All fees required to be paid on the Effective Date shall have been paid.

(c)                               Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of (i) Davis Polk & Wardwell LLP, New York counsel to the Company, substantially in the form of Exhibit E-1 and (ii) in-house counsel to the Company, substantially in the form of Exhibit E-2.

(d)                              Effective Date Certificate; Certified Certificate of Incorporation; Good Standing Certificate.  The Administrative Agent shall have received (i) a certificate of the Company, dated the Effective Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the restated certificate of incorporation of the Company, certified by the relevant authority of the jurisdiction of organization of the Company, (ii) a good standing certificate for the Company from its jurisdiction of organization and (iii) a certificate of the Company, dated the Effective Date, to the effect that the conditions set forth in Section 5.2(b), (c) and (d) have been satisfied.

(e)                               Beneficial Ownership Regulation. So long as reasonably requested in writing at least ten (10) Business Days prior to the Effective Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company.

The Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

5.2                            Conditions to Each Extension of Credit.  The agreement of each Lender to make any Loan requested to be made by it on any date during the Availability Period is subject to the satisfaction (or waiver in accordance with Section 10.1) of the following conditions precedent as of the date of such Loan:

(a)                                                                               Effective Date. The Effective Date shall have occurred.

(b)                                                                              Representations and Warranties.  Each of the representations and warranties made by the Company in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date (including those set forth in Sections 4.2, 4.6, 4.7, 4.8 and 4.12), in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(c)                                                                               No Event of Default.  No Event of Default shall have occurred and be continuing on such date, before and after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof.

(d)                                                                              No Pro Forma Default.  No Default shall be continuing after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof; provided that, if any Default has occurred and is continuing on such date prior to the application of such proceeds, the Company shall have identified such Default in the request for such extension of credit and shall have represented to the Administrative Agent in such request that the proceeds of such extension of credit shall be used to cure such Default prior to such Default becoming an Event of Default.

Each borrowing hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.                 AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Loan, interest or fee payable hereunder is owing to any Lender:

6.1                            Company Financial Statements.  The Company shall deliver to the Administrative Agent, audited annual financial statements and unaudited quarterly financial statements of the Company within 15 days after the Company is required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (or, if the Company is not required to file annual financial statements or unaudited quarterly financial statements with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, then within 15 days after the Company would be required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if it had a security listed and registered on a national securities exchange); provided, that the foregoing time period shall automatically be extended to the earlier of (a) the date that is five days prior to the date of the occurrence of any “event of default” (or any comparable term) under any of the Existing Notes as a result of the failure by the Company to provide annual or quarterly financial statements to the extent required under the related Existing Notes Indenture and (b) in the case of audited annual financial statements, within 240 days after the end of the Company’s fiscal year, and in the case of unaudited quarterly financial statements, within 220 days after the end of each of the first three quarterly periods of each fiscal year; provided, further, that such financial statements shall be deemed to be delivered upon the filing with the SEC of the Company’s Form 10-K or Form 10-Q for the relevant fiscal period.

6.2                            [Reserved.]

6.3                            Compliance Certificates.  The Company shall deliver to the Administrative Agent concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing as of the date of such certificate, except as specified in such certificate, and (ii) unless the Total Available Revolving Commitments (as defined in the Existing Credit Agreement) (including any unused commitment under any Incremental Revolving Facility (as defined in the Existing Credit Agreement) or any Permitted Additional Senior Facility) is equal to or greater than $4,000,000,000, containing a calculation of Available Liquidity as of the last day of the fiscal period covered by such financial statements.

6.4                            Maintenance of Business; Existence.  The Company will continue to engage primarily in the automotive business and preserve, renew and keep in full force and effect its corporate existence and take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect.

6.5                            Maintenance of Property; Insurance.  The Company will, and will cause each Significant Guarantor to, maintain, as appropriate, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts (after giving effect to any self-insurance which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Company believes (in the good faith judgment of the management of the Company) are reasonable in light of the size and nature of its business.

6.6                            Notices.  Promptly upon a Responsible Officer of the Company becoming aware thereof, the Company will give notice to the Administrative Agent of the occurrence of any Default or Event of Default.  Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.7                            New Guarantee.  (a) Within 30 days after any Guarantee Reinstatement Date, the Company shall deliver, or cause to be delivered, to the Administrative Agent the New Guarantee, executed and delivered by (i) each Principal Domestic Subsidiary and (ii) each Initial Subsidiary Guarantor that is then a Domestic Subsidiary and not a Foreign Subsidiary Holding Company, together with customary secretary’s certificates, resolutions and legal opinions.

(b)                                                                              During any New Guarantee Requirement Period, within 30 days after the formation or acquisition of any Principal Domestic Subsidiary (or the making of a single investment or a series of related investments having a value (determined by reference to Net Book Value, in the case of an investment of assets) of $500,000,000 or more in the aggregate by the Company or a Principal Domestic Subsidiary, directly or indirectly, in a Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Principal Domestic Subsidiary that results in such Domestic Subsidiary becoming a Principal Domestic Subsidiary), the Company shall (or shall cause the relevant Subsidiary to), unless a Guarantee Release Date shall have occurred prior to such 30th day, cause such Principal Domestic Subsidiary (or Domestic Subsidiary receiving such investment(s)) to become a party to the New Guarantee.

(c)                                                                               The Company shall use its commercially reasonable efforts, during any New Guarantee Requirement Period, to cause any domestic joint venture that is an Excluded Subsidiary pursuant to clause (e) of the definition of “Excluded Subsidiary” but that would otherwise be a Principal Domestic Subsidiary and in which the Company directly or indirectly owns at least 80% of the voting or economic interest, to become a New Guarantor (it being understood that such efforts shall not require any economic or other significant concession with respect to the terms of such joint venture arrangements).

SECTION 7.                 NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Loan, interest or fee payable hereunder is owing to any Lender:

7.1                            Available Liquidity.  The Company shall not permit Available Liquidity to be less than $4,000,000,000 at any time.

7.2                            Liens.The Company will not, and will not permit (i) any Initial Subsidiary Guarantor that is then a Domestic Subsidiary and not a Foreign Subsidiary Holding Company or (ii) any Principal Domestic Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its assets except Permitted Liens.

7.3                            Asset Sale Restrictions.

(a)                                                                               Ford Motor Credit.  The Company shall not permit any Disposition or issuance of the Capital Stock of FMCC that results in the Company owning, directly or indirectly, less than 49% of the outstanding Capital Stock of FMCC.

(b)                                                                              Principal Trade Names.  The Company shall not Dispose of any Principal Trade Name.

(c)                                                                               All or Substantially All Assets.  The Company shall not, nor shall it permit its Significant Guarantors to, Dispose of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, other than pursuant to a transaction permitted under Section 7.4(a).

Notwithstanding anything in this Section 7.3 to the contrary, any Disposition described in this Section 7.3 shall be permitted if such Disposition is to the Company or any Subsidiary Guarantor.  In addition it is understood that the Company and its Subsidiaries may otherwise Dispose of their assets except to the extent expressly restricted pursuant to this Section 7.3 and Sections 7.4 and 7.6.

7.4                             Fundamental Changes. (a) The Company will not merge or consolidate with any other Person unless no Default or Event of Default is continuing after giving effect to such transaction and (i) it shall be the continuing entity or (ii) (A) the Person formed by or surviving such merger or consolidation shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia that expressly assumes all the obligations of the Company under the Loan Documents pursuant to a supplement or amendment to this Agreement and each other Loan Document reasonably satisfactory to the Administrative Agent, (B) during any New Guarantee Period, each New Guarantor reaffirms its obligations under the Loan Documents and (C) the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the Administrative Agent and consistent with the opinions delivered on the Effective Date with respect to the Company.

(b)                                                                              No Significant Guarantor shall merge or consolidate with any other Person unless (i) the Company or another Subsidiary Guarantor shall be the continuing entity or (ii) in connection with an asset sale permitted by Section 7.3.

7.5                            Negative Pledge.  The Company will not itself, and will not permit any Manufacturing Subsidiary to, incur, issue, assume, guarantee or suffer to exist any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being herein called “Debt”), secured by pledge of, or mortgage or lien on, any Principal Domestic Manufacturing Property of the Company or any Manufacturing Subsidiary, or any shares of stock of or Debt of any Manufacturing Subsidiary (such mortgages, pledges and liens being hereinafter called “Pledge” or “Pledges”), without effectively providing that the Obligations (together with, if the Company shall so determine, any other Debt of the Company or of such Manufacturing Subsidiary then existing or thereafter created ranking equally with the Obligations) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt so secured plus all Attributable Debt of the Company and its Manufacturing Subsidiaries in respect of Sale and Leaseback Transactions would not exceed 5% of the Consolidated Net Tangible Automotive Assets; provided, however, that this Section 7.5 shall not apply to Debt secured by:

(a)                                                                               Pledges of property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(b)                                                                              Pledges in favor of the Company or any Manufacturing Subsidiary;

(c)                                                                               Pledges in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(d)                                                                              Pledges of property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of, or within 60 days after, the acquisition of such property or shares or Debt for the purpose of financing all or any part of the purchase price thereof; and

(e)                                                                               any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Pledge referred to in the foregoing clauses (a) to (d), inclusive; provided, however, that such extension, renewal or replacement Pledge shall be limited to all or a part of the same property, shares of stock or Debt that secured the Pledge extended, renewed or replaced (plus improvements on such property).

7.6                            Sales and Leasebacks.  The Company will not itself, and it will not permit any Manufacturing Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Manufacturing Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Manufacturing Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Manufacturing Property which has been or is to be sold or transferred by the Company or such Manufacturing Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Manufacturing Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(a)                                                                               the Company or such Manufacturing Subsidiary could create Debt secured by a mortgage pursuant to Section 7.5 on the Principal Domestic Manufacturing Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Obligations; or

(b)                                                                              the Company, within 120 days after the sale or transfer shall have been made by the Company or by a Manufacturing Subsidiary, applies an amount equal to the greater of:

(i)                                  the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement; or

(ii)                              the fair market value of the Principal Domestic Manufacturing Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of the Company, its President, any Executive Vice President of the Company, any Group Vice President of the Company, any Vice President of the Company, its Treasurer or its Controller);

to the retirement of Funded Debt of the Company; provided, however, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the principal amount of Funded Debt voluntarily retired by the Company within 120 days after such sale.

SECTION 8.                 EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                                                               the Company shall fail to pay (i) any principal of any Loan when due, (ii) any interest or commitment fee hereunder for a period of five Business Days after the same becomes due and payable or (iii) any other amount due and payable under any Loan Document for 30 days after receipt of notice of such failure by the Company from the Administrative Agent (other than, in the case of amounts in this clause (iii), any such amount being disputed by the Company in good faith); or

(b)                                                                              any representation or warranty made or deemed made by the Company in any Loan Document or any certified statement furnished by the Company, shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c)                                                                               the Company or, during any New Guarantee Period, any Significant New Guarantor shall default in the observance or performance of (i) its agreements in Section 6.1, (ii) its agreements in Section 7.1 for a period of 20 consecutive days or (iii) any other agreement contained in this Agreement or any other Loan Document and, with respect to clause (iii) only, such default shall continue unremedied for a period of 30 days after notice thereof to the Company from the Administrative Agent; or

(d)                                                                              the Company or, during any New Guarantee Period, any Significant New Guarantor shall (i) default in making any payment of any principal of any Indebtedness or any Guarantee Obligation in respect of Indebtedness beyond the period of grace, if any; or (ii) default in making any payment of any interest on any such Indebtedness or Guarantee Obligation, in each case beyond the period of grace, if any; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (d) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (d) shall have occurred and be continuing with respect to Indebtedness or any such Guarantee Obligation the aggregate outstanding principal amount of which exceeds $1,000,000,000; or

(e)                                                                               any Permitted Additional Senior Facilities or any other Indebtedness issued or guaranteed by the Company or, during any New Guarantee Period, any Significant New Guarantor with an aggregate outstanding principal amount of $1,000,000,000 or more shall have been accelerated by the holders thereof as a result of a default thereunder; or

(f)                                                                                (i) the Company, FMCC, Ford Canada or, during any New Guarantee Period, any Significant New Guarantor shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (1) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company, FMCC, Ford Canada or, during any New Guarantee Period, any Significant New Guarantor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or

(g)                                                                               (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period has been sought and rejected under Section 412 of the Code; (ii) any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA; (iii) the PBGC shall have terminated a Plan or appointed a trustee to administer any Plan; (iv) any Plan shall have an accumulated funding deficiency which has not been waived; or (v) the Company or any Commonly Controlled Entity has incurred a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; and (b) any of the foregoing has had a Material Adverse Effect; or

(h)                                                                              one or more judgments or decrees shall be entered in the United States against the Company or, during any New Guarantee Period, any Significant New Guarantor that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days, and involves a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of either (a) $100,000,000 or more, in the case of any single judgment or decree or (b) $200,000,000 or more in the aggregate; or

(i)                                                                                  [Reserved.]

(j)                                                                                  during any New Guarantee Period, the guarantee of any Significant New Guarantor under the New Guarantee, shall cease to be in full force and effect; or

(k)                                                                              the occurrence of a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing to the Lenders under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing to the Lenders under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

SECTION 9.                 THE AGENT

9.1                            Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                            Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3                            Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4                            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, e-mail, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                            Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                            Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitments and Loans in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Commitments and Loans immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                            Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9                            Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Company (such consent not to be unreasonably withheld and, which consent, shall not be required if an Event of Default under Section 8(a) or Section 8(f) with respect to the Company shall have occurred and be continuing), appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10                    Bookrunners, Lead Arrangers, Documentation Agents and Syndication Agents.  None of the Syndication Agents or any of the bookrunners, lead arrangers, documentation agents or the agent identified on the cover page to this Agreement shall have any duties or responsibilities under this Agreement and the other Loan Documents in their respective capacities as such.

9.11                    Certain ERISA Matters.

(a)                                                                               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each lead arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)                                                                                  such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)                                                                              the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                                                                          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)                                                                          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                                                              In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each lead arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, any lead arranger or any of their respective affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)                                                                               The Administrative Agent and each lead arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.         MISCELLANEOUS

10.1                    Amendments and Waivers.  (a)  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as otherwise expressly provided herein.  The Required Lenders and the Company (on its own behalf and as agent on behalf of any other Loan Party party to the relevant Loan Document) may, or, with the written consent of the Required Lenders, the Administrative Agent and the Company (on its own behalf and as agent on behalf of any other Loan Party party to the relevant Loan Document) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A)                                                                           forgive or reduce any principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or prepayment premium payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates), or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby;

(B)                                                                            eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;

(C)                                                                            reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by or release of the Company of any of its rights and obligations under this Agreement and the other Loan Documents (except as otherwise provided in the Loan Documents), in each case without the written consent of all Lenders; and

(D)                                                                           amend, modify or waive any provision of Section 9 in a manner adverse to the Administrative Agent without the written consent of the Administrative Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                                                                              Notwithstanding the foregoing paragraph (a), without the consent of the Required Lenders, but subject to any consent required by paragraphs (A) through (D) above, the Administrative Agent and the Company may amend, modify or supplement any provision of this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency so long as such amendment, modification or supplement does not adversely affect the rights or obligations of any Lender.

10.2                    Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Company:	Ford Motor Company One American Road Dearborn, MI 48126 Attention: Treasurer Fax: 313-390-7656

Telephone: 313-390-2618 Email: notice@ford.com

with a copy to:	Ford Motor Company One American Road Dearborn, MI 48126 Attention: Secretary Telecopy: 313-322-1200 Telephone: 313-390-8060

Administrative Agent for all notices:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road, NCC5, Floor 1 Newark, DE, 19713-2107 Attention: Nicole Reilly Telecopy: 302-634-4250 Telephone: 302-634-1890

with a copy to:	JPMorgan Chase Bank, N.A. 383 Madison Ave. New York, NY 10179 Attention: Robert P. Kellas Telecopy: 212-270-5100 Telephone: 212-270-3560

with a further copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Andrew J. Yoon Telecopy: (212) 310-8007 Telephone: (212) 310-8689

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3                    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                    Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                    Payment of Expenses and Taxes.  The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the syndication of the Facility, the consummation and administration of the transactions contemplated hereby and thereby and any amendment or waiver with respect thereto, including, without limitation, (i) the reasonable fees and disbursements of Weil, Gotshal & Manges LLP and one local counsel in each relevant jurisdiction, (ii) filing and recording fees and expenses and (iii) the charges of Intralinks, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent, which counsel shall act on behalf of all Lenders (and if necessary or advisable one local counsel in each relevant jurisdiction and, in the event of any conflict of interest, if necessary or advisable one additional primary counsel (and if necessary or advisable one local counsel in each relevant jurisdiction) to represent all Lenders (other than the Administrative Agent), (c) to pay, indemnify or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to taxes not specifically provided for herein, which shall be governed exclusively by Section 2.14 or with respect to the costs, losses or expenses which are of the type covered by Section 2.13 or Section 2.14(g)) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, advisors, agents, controlling persons or trustees.  Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to

Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless the same shall have resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, advisors, agents, controlling persons or trustees.  All amounts due under this Section 10.5 shall be payable not later than 30 Business Days after the party to whom such amount is owed has provided a statement or invoice therefor, setting forth in reasonable detail, the amount due and the relevant provision of this Section 10.5 under which such amount is payable by the Company.  For purposes of the preceding sentence, it is understood and agreed that the Company may ask for reasonable supporting documentation to support any request to reimburse or pay out of pocket expenses, legal fees and disbursements and that the grace period to pay any such amounts shall not commence until such supporting documentation has been received by the Company. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address of the Company set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                    Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than pursuant to Section 7.4, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                                                              (i)                                  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (in each case, not to be unreasonably withheld or delayed) of:

(A)                                                                           the Company; and

(B)                                                                            the Administrative Agent;

provided, that none of the foregoing consents shall be required (x) for an assignment to a Lender or (y) in the case of the Company only, (i) if an Event of Default under Section 8(a) or (f) has occurred and is continuing or (ii) in the case of Loans, for an assignment to an affiliate of a Lender or an Approved Fund; provided, further, that, the Company shall be deemed to have consented to any assignment of Loans (but not Commitments) unless the Company shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received such written notice thereof in accordance with Section 10.2 and by email to notice@ford.com and by registered mail to the attention of the Director, Global Banking, in each case, at One American Road, Dearborn, MI 48126);

(ii)                                                                              Assignments shall be subject to the following additional conditions:

(A)                                                                           except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                                                            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)                                                                            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)                                                                           Loans and Commitments may be assigned on a non-pro rata basis.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.14(g) and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                          The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, at any reasonable time and from time to time upon reasonable prior notice.

(v)                              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b)  of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                                                               (i)                                  Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its

Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no later than January 31 of each year, such Lender shall provide the Company with a written description of each participation of Loans and/or Commitments by such Lender during the prior year (it being understood that any failure to provide notice shall not render the participation invalid).  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.14(g) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, and subject to paragraph (c)(ii) of this Section, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Notwithstanding anything to the contrary in this Section 10.6, each Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments or other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements.

(ii)                                                                              A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to receive any funds directly from the Company in respect of Sections 2.13, 2.14, 2.14(g) or 10.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as an agent of the Company, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender.  Any Participant shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section  2.14 and  2.14(d) and (e) as though it were a Lender.

(iii)                                                                          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent required pursuant to Section 10.6(c) or to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                                                              Any Lender may, without the consent of the Company or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                                                               The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)                                                                                Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of the Company, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7                    Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash in Dollars from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                                                              In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon all amounts owing hereunder becoming due and payable (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                    Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

10.9                    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10            Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11            GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12            Submission to Jurisdiction; Waivers.  Each of the Administrative Agent, the Lenders and the Company hereby irrevocably and unconditionally:

(a)                                                                               submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                                                              consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c)                                                                               waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13            Judgment.  The obligations of the Company in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the sum originally due to such party is denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the Judgment Currency such party may in accordance with normal banking procedures purchase the Original Currency with the Judgment Currency; if the amount of the Original Currency so purchased is less than the sum originally due under such judgment to such party in the Original Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Company such excess.  The provisions of this Section 10.13 shall survive the termination of this Agreement and payment of the obligations of the Company under this Agreement and the other Loan Documents.

10.14            Acknowledgements.  The Company hereby acknowledges that:

(a)                                                                               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                                                              neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on one hand, and the Company or any Subsidiary, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                                                               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company or any Subsidiary and the Lenders.

10.15            Releases of Guarantees.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take, and the Administrative Agent hereby agrees to take promptly, any action requested by the Company having the effect of releasing, or evidencing the release of, any Guarantee Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1.

(b)                                                                              Immediately upon the occurrence of any Guarantee Release Date, the New Guarantee and all obligations (other than as expressly provided therein) of each New Guarantor thereunder shall terminate, all without delivery of any instrument or performance of any act by any party. In connection with any such termination, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take, and the Administrative Agent hereby agrees to take promptly, any action reasonably requested by the Company having the effect of releasing, or evidencing the release of, the obligations of any New Guarantor under the New Guarantee.

10.16            Confidentiality.  The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), to any actual or prospective Transferee or any pledgee referred to in Section 10.6(d) or any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Company and its obligations, (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of a Loan Document, (d) upon the request or demand of any Governmental Authority or regulatory agency (including self-regulated agencies), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Company if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Company if reasonably feasible, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.17            WAIVERS OF JURY TRIAL.  THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18            USA Patriot Act.  Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the USA Patriot Act.

10.19            Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                                                               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                                                              the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                                                                  a reduction in full or in part or cancellation of any such liability;

(ii)                                                                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                                                                          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FORD MOTOR COMPANY

By:	/s/ Jason C. Behnke
Name: Jason C. Behnke
Title: Assistant Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director